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                      [Letterhead of Brown and Wood LLP]


                                 March 30, 2000

The Addressees Listed
   on Schedule I Hereto

            Re:   ABFS Mortgage Loan Trust 2000-1,
                  Mortgage Backed Notes, Series 2000-1
                  ------------------------------------

Ladies and Gentlemen:

      We have acted as special tax counsel in connection with the issuance and delivery of (x) certain mortgage backed notes denominated as ABFS Mortgage Loan Trust 2000-1, Mortgage Backed Notes, Series 2000-1, Class A-1 (the "Class A-1 Notes"), Class A-2 (the "Class A-2 Notes" and, together with the Class A-1 Notes, the "Notes"), pursuant to an Indenture, dated as of March 1, 2000 (the "Indenture"), by and between the ABFS Mortgage Loan Trust 2000-1 (the "Trust") and The Chase Manhattan Bank, as indenture trustee (the "Indenture Trustee"), and (y) two classes of trust certificates (the "Trust Certificates"), pursuant to a Trust Agreement, dated as of March 1, 2000 (the "Trust Agreement"), by and among First Union Trust Company, National Association, as owner trustee (the "Owner Trustee"), Prudential Securities Secured Financing Corporation, and ABFS 2000-1, Inc., as unaffiliated seller (the "Unaffiliated Seller").

      Each class of Notes will be secured by a pledge of a separate portion of the assets of the Trust. The assets of the Trust (the "Trust Estate") will consist primarily of two pools of fixed-rate, closed-end, monthly-pay, business and consumer purpose home equity loans secured by first- or second-lien mortgages or deeds of trust on residential or commercial real properties (the "Mortgage Loans"). The Class A-1 Notes will be secured by the Mortgage Loans in the first pool ("Pool I") and the Class A-2 Notes will be secured by the Mortgage Loans in the second pool ("Pool II"). Each pool will constitute a separate sub-trust of the Trust. Each class of Trust Certificates evidences the entire beneficial ownership interest in the sub-trust of the Trust consisting of the related pool of Mortgage Loans.

      As special tax counsel, we have examined such documents as we deemed appropriate for the purposes of rendering the opinion set forth below, including the following: (a) a Prospectus, dated June 23, 1999, and a Prospectus Supplement, dated March 15, 2000 (together the "Prospectus"), with respect to the Notes, (b) an executed copy of the Indenture and the exhibits attached thereto, and (c) an executed copy of the Trust Agreement and the exhibits attached thereto. Terms capitalized herein and not otherwise defined herein shall have their respective meanings as set forth in Appendix I to the Indenture.


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To the Addressees Listed
   on Schedule I Hereto
March 30, 2000
Page 2


      In rendering this opinion, we do not express any opinion concerning any law other than the Federal tax law of the United States. In addition, we do not express any opinion on any issue not expressly addressed below. In rendering this opinion, we have relied on the Code, Treasury regulations issued thereunder, as well as various judicial and administrative precedents, all of which are subject to change and any such change can be retroactively effective. We undertake no obligation to update this opinion in the event of any such changes.

      Based upon and subject to the foregoing, we are of the opinion that for Federal income tax purposes:

            1. The statements under the caption "Material Federal Income Tax Consequences" in the Prospectus are accurate and complete in all material respects.

            2. The Notes will be treated as indebtedness.

            3. The Trust will not be classified as an association or as a publicly traded partnership taxable as a corporation or as a taxable mortgage pool.

            4. Neither sub-trust will be classified as an association or as a publicly traded partnership taxable as a corporation or as a taxable mortgage pool.

      This opinion is rendered as of the Closing Date, at the request of the addressees hereof, for the sole benefit of each addressee, and no other person or entity is entitled to rely hereon without our prior written consent. Copies of this opinion may not be furnished to any other person or entity, nor may any portion of this opinion be quoted, circulated or referred to in any other document, without our prior written consent.

                                    Very truly yours,


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                                   SCHEDULE I

Ambac Assurance Corporation              Prudential Securities Incorporated
One State Street Plaza                   One New York Plaza
New York, New York  10004                New York, New York 10292

Chase Bank of Texas, N.A.,               Prudential Securities Secured Financing
   as Collateral Agent                      Corporation
1111 Fannin                              One New York Plaza
12th Floor                               New York, New York 10292
Houston, Texas 77002

Standard & Poor's Ratings Services       Moody's Investors Service, Inc.
55 Water Street                          99 Church Street
New York, New York 10041                 New York, New York 10007

American Business Credit, Inc.           The Chase Manhattan Bank,
BalaPointe Office Centre                    as Indenture Trustee
111 Presidential Boulevard, Suite 127    Capital Markets Fiduciary Services
Bala Cynwyd, PA 19004                    Structured Finance Services
                                         450 West 33rd Street, 15th Floor
                                         New York, New York  10001-2697

ABFS Mortgage Loan Trust 2000-1          First Union Trust Company, National
c/o First Union Trust Company, National     Association, as Owner Trustee
   Association, as Owner Trustee         One Rodney Square
One Rodney Square                        920 King Street, Suite 102
920 King Street, Suite 102               Wilmington, Delaware 19801
Wilmington, Delaware 19801

                                         Duff & Phelps Credit Rating Co.
                                         17 State Street
                                         New York, New York  10004